Exhibit 16.1

509.624.9223	802 North Washington
mail@fruci.com	Spokane, WA 99201

November 18, 2019

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE
Washington, DC 20549

Re: Appsoft Technologies, Inc.
Commission File No. 333-206764

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K for Appsoft Technologies, Inc. that we understand will be filed on November 18, 2019. We are in agreement with the statements made, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

Fruci & Associates II, PLLC